August 5, 2019

GenMark Diagnostics Reports Second Quarter 2019 Results

CARLSBAD, Calif - GenMark Diagnostics, Inc. (Nasdaq: GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today announced financial results for the quarter ended June 30, 2019.

Highlights

•	Recognized total revenue of $18.4 million

◦	ePlex revenue of $12.0 million represented 66% of total revenue

◦	ePlex revenue grew 70% compared to the prior year period

•	Placed 45 net new ePlex analyzers, expanding the global installed base to 438 placements

◦	ePlex installed base grew 64% compared to the prior year period

•	Achieved gross margin of 36%, a 600-basis point increase over the prior year period

•	Raised full year 2019 gross margin guidance to a range of 31% to 33%

“In the second quarter, we delivered strong commercial results and increased operational efficiency, while also continuing to advance innovation and future product development. The significant revenue growth and installed base expansion of our ePlex system, underscored its continued strong adoption across a wide range of healthcare settings in the marketplace. Furthermore, we made excellent progress driving manufacturing efficiencies in the quarter. Once again, we saw strong improvement in ePlex gross margin, giving us further confidence that we can reach our overall gross margin target of 60%-plus over the next 2-3 years,” said Hany Massarany, President and Chief Executive Officer. “I believe that the combination of our ePlex platform, its differentiated test menu and broad market adoption, together with the continued strong execution of our commercial teams, signal a very exciting inflection point in our business with a long runway for future growth.”

Second Quarter Financial Results
Revenue was $18.4 million in the second quarter of 2019, an increase of 23% versus $14.9 million in the second quarter of 2018. Gross profit was $6.6 million, or 36% of revenue, compared with $4.4 million, or 30% of revenue in the same period of 2018.

Operating expenses for the second quarter of 2019 were $18.5 million compared to $20.2 million in the same period of 2018. The decrease was largely due to reduced development expenses related to the completion of the ePlex BCID clinical studies, partially offset by increased investment in the commercial function to support the BCID launch. Expense in the quarter also included investment in R&D to support key technology and product improvement initiatives, primarily attributable to the cost of ePlex consumables required to support these projects.

Loss per share was $0.23 for the second quarter of 2019, compared to a $0.30 loss per share in the second quarter of 2018.

Cash and investments were $41.4 million as of June 30, 2019.

Updated Guidance for Full Year 2019
GenMark continues to expect total revenue for the full year 2019 to be in the range of $85 million to $90 million.

The Company also reiterated global ePlex placements are expected to range from 170 to 190 net new analyzers with an annuity per analyzer of $135,000 to $145,000.

Gross margin is now expected to be in the 31% to 33% range compared to prior guidance of 28% to 30%. The Company continues to expect operating expenses to be approximately $65 million to $70 million.

Cash usage continues to be projected in the range of $25 million to $30 million.

Webcast and Conference Call Information
GenMark will be hosting a conference call to discuss second quarter results in further detail on Monday, August 5, 2019 starting at 4:30 p.m. ET. The conference call will be concurrently webcast. The link to the webcast will be available on the GenMark Diagnostics, Inc. website at www.genmarkdx.com under the investor relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 7472679 approximately five minutes prior to the start time.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections.  For more information, visit www.genmarkdx.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect the Company’s future operating results and financial position. Such statements, including, but not limited to, those regarding its future financial performance, achievement of profitability targets, plans and objectives of management, and the timely and effective commercialization and clinical impact of the Company’s ePlex system, are all subject to risks and uncertainties that could cause actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, GenMark’s ability to successfully commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, the Company’s ability to successfully expand sales of its product offerings outside the United States, and third-party payor reimbursement to its customers, as well as other risks and uncertainties described under the “Risk Factors” in GenMark’s public filings with the Securities and Exchange Commission. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
ir@genmarkdx.com

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2019	December 31, 2018
ASSETS:
Current Assets:
Cash and cash equivalents	$23,733	$36,286
Short-term marketable securities	17,627	8,882
Accounts receivable, net of allowances of $107 and $75, respectively	6,756	11,534
Inventories, net	9,912	10,244
Prepaid expenses and other current assets	2,085	1,483
Total current assets	60,113	68,429

Property and equipment, net	18,927	21,070
Intangible assets, net	1,727	2,023
Restricted cash	758	758
Noncurrent operating lease right-of-use assets	4,883	—
Other long-term assets	766	701
Total assets	$87,174	$92,981

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$8,390	$9,886
Accrued compensation	5,349	7,358
Current operating lease liability	1,815	—
Other current liabilities	2,167	3,043
Total current liabilities	17,721	20,287

Deferred rent	—	2,996
Long-term debt	48,271	36,042
Noncurrent operating lease liability	6,339	—
Other noncurrent liabilities	62	109
Total liabilities	72,393	59,434

Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 57,430 and 56,240 shares issued and outstanding, respectively	6	6
Additional paid-in capital	506,949	500,344
Accumulated deficit	(492,271)	(466,883)
Accumulated other comprehensive income	97	80
Total stockholders’ equity	14,781	33,547
Total liabilities and stockholders’ equity	$87,174	$92,981

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$18,220	$14,867	$39,591	$35,443
License and other revenue	154	74	316	143
Total revenue	18,374	14,941	39,907	35,586
Cost of revenue	11,801	10,527	27,471	27,007
Gross profit	6,573	4,414	12,436	8,579
Operating expenses:
Sales and marketing	5,803	5,187	11,712	10,589
General and administrative	4,931	4,547	9,452	8,680
Research and development	7,749	10,482	14,092	15,902
Total operating expenses	18,483	20,216	35,256	35,171
Loss from operations	(11,910)	(15,802)	(22,820)	(26,592)
Other income (expense):
Interest income	179	202	312	389
Interest expense	(1,528)	(797)	(2,804)	(1,585)
Other income (expense)	(4)	(90)	(15)	(102)
Total other income (expense)	(1,353)	(685)	(2,507)	(1,298)
Loss before provision for income taxes	(13,263)	(16,487)	(25,327)	(27,890)
Income tax expense	45	34	61	54
Net loss	$(13,308)	$(16,521)	$(25,388)	$(27,944)
Net loss per share, basic and diluted	$(0.23)	$(0.30)	$(0.45)	$(0.50)
Weighted average number of shares outstanding, basic and diluted	57,171	55,547	56,878	55,377

Other comprehensive loss:
Net loss	$(13,308)	$(16,521)	$(25,388)	$(27,944)
Other comprehensive income/(loss):
Foreign currency translation adjustments, net of tax	15	(14)	9	20
Net unrealized gains on marketable securities, net of tax	6	15	8	23
Total other comprehensive income	21	1	17	43
Total comprehensive loss	$(13,287)	$(16,520)	$(25,371)	$(27,901)

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net loss	$(25,388)	$(27,944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,616	3,507
Net amortization/(accretion) of premiums/discounts on investments	(98)	(78)
Amortization of deferred debt issuance costs	816	583
Stock-based compensation	5,711	5,799
Provision for bad debt	46	34
Non-cash inventory adjustments	897	809
Other non-cash adjustments	125	(13)
Changes in operating assets and liabilities:
Accounts receivable	4,720	3,501
Inventories	(1,387)	353
Prepaid expenses and other assets	(784)	340
Accounts payable	(1,143)	(1,853)
Accrued compensation	(2,490)	(853)
Other current and non-current liabilities	(257)	(622)
Net cash used in operating activities	(15,616)	(16,437)
Investing activities:
Purchases of property and equipment	(467)	(924)
Purchases of marketable securities	(19,440)	(23,622)
Maturities of marketable securities	10,800	42,600
Net cash (used in) provided by investing activities	(9,107)	18,054
Financing activities:
Proceeds from issuance of common stock	464	535
Principal repayment of borrowings	(35,140)	(45)
Proceeds from borrowings	50,000	—
Payments associated with debt issuance	(3,588)	(20)
Proceeds from stock option exercises	432	22
Net cash provided by financing activities	12,168	492
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2	28
Net increase (decrease) in cash, cash equivalents, and restricted cash	(12,553)	2,137
Cash, cash equivalents, and restricted cash at beginning of year	37,044	27,512
Cash, cash equivalents, and restricted cash at end of period	$24,491	$29,649
Non-cash investing and financing activities:
Transfer of systems to property and equipment from inventory	$822	$956
Property and equipment included in accounts payable	$18	$168
Supplemental cash flow information:
Cash paid for income taxes, net	$104	$113
Cash paid for interest	$1,837	$1,003